Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

Fax: 203 622 6080

www.unitedrentals.com

United Rentals Announces Transition of Chief Financial Officer

STAMFORD, Conn. – June 14, 2022 – United Rentals, Inc. (NYSE: URI) today announced that Jessica Graziano, executive vice president and chief financial officer, will be leaving the company on July 29, 2022, for another opportunity. Ms. Graziano joined the United Rentals finance organization in 2014, and was named CFO in 2018. She will remain in an active role with United Rentals through July 29 to ensure a smooth transition to Ted Grace, who has been appointed interim chief financial officer.

Mr. Grace joined United Rentals in 2016 as vice president and head of investor relations, and has been an integral leader across all aspects of the finance function during his tenure. He has built enduring relationships with the investment community over the course of his career, including two decades as an investment banker and research analyst with leading institutions. Mr. Grace will continue to be the primary investor contact as interim chief financial officer and will serve in this dual role while the company undertakes an executive search process.

Matthew Flannery, chief executive officer of United Rentals, said, “We expect this to be a seamless transition between two seasoned executives who have worked closely together for years, underpinned by a robust finance organization. Ted is well versed in areas of the business that relate to his expanded responsibilities as interim CFO. In addition, he will ensure that our investors have continuity of access to management.”

Flannery continued, “I want to thank Jess for her exemplary leadership during a period of significant growth for United Rentals, as well as intense macro disruption — all successfully navigated with a strong financial strategy and effective capital management. We wish Jess every success with her next opportunity.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,301 rental locations in North America, 13 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 20,850 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,300 classes of equipment for rent with a total original cost of $15.97 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com